EXHIBIT 99.1

Hanmi Reports First Quarter 2021 Results

2021 First Quarter Highlights:

  First quarter net income of $16.7 million, or $0.54 per diluted share, up from $14.3 million, or $0.47 per diluted share from the prior quarter and up from $2.4 million or $0.08 per diluted share for the same quarter a year ago.
  Loans receivable of $4.82 billion, down slightly from the prior quarter; when excluding Paycheck Protection Program (“PPP”) loans, essentially unchanged quarter over quarter. Strong production of $348.0 million offset by second draw PPP loan sales, payoffs and forgiveness on first draw PPP loans.
  Deposits of $5.51 billion, up 4.5% from the prior quarter driven by a 14.5% increase in noninterest-bearing demand deposits; cost of interest-bearing deposits fell 15 basis points from the prior quarter.
  Credit loss expense was $2.1 million, compared with $5.1 million for the prior quarter and the allowance for credit losses was 1.83% of loans at March 31, 2021, or 1.94% excluding PPP loans.
  Nonperforming assets declined 33.7% from year-end and were 0.88% of total assets at March 31, 2021 compared with 1.38% at December 31, 2020; loans modified under the CARES Act were down 25.1% to $116.4 million and 7.1% of these were included in nonperforming assets.
  First quarter net interest income was $46.0 million compared with $46.9 million for the prior quarter; first quarter prepayment penalties were $0.3 million compared with $0.8 million for the prior quarter.
  First quarter net interest margin was 3.09% (3.13% excluding PPP loans), compared with 3.13% (3.18% excluding PPP loans) for the prior quarter.
  First quarter noninterest income increased 11.3% from the prior quarter to $9.8 million and included $2.5 million of gains from the sale of $108.6 million of second draw PPP loans.
  Noninterest expense was $29.5 million, down 4.5% from the previous quarter primarily due to $1.4 million of capitalized expenses related to second draw PPP loans; Efficiency ratio for the first quarter was 52.92% (58.07% excluding securities gains and second draw PPP loan gains and origination costs) compared with 55.53% for the prior quarter.
  Hanmi remained well capitalized with a Total risk-based capital ratio of 14.96% and a Common equity Tier 1 capital ratio of 11.36% at March 31, 2021; tangible common equity to tangible assets ratio was 8.87% (9.27 % excluding PPP loans) at the end of the first quarter.

  For more information about Hanmi, please see the Q1 2021 Investor Update (and Supplemental Financial Information), which is available on the Bank’s website at www.hanmi.com and via a current report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov.

LOS ANGELES, April 27, 2021 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (NASDAQ: HAFC, or “Hanmi”), the parent company of Hanmi Bank (the “Bank”), today reported net income for the 2021 first quarter of $16.7 million, or $0.54 per diluted share, compared with $14.3 million, or $0.47 per diluted share for the 2020 fourth quarter and $2.4 million, or $0.08 per diluted share for the 2020 first quarter.

Bonnie Lee, President and Chief Executive Officer, said, “Hanmi is off to a good start in 2021 with solid first quarter performance highlighted by strong loan production, notable deposit growth, careful noninterest expense management, a significant improvement in nonaccrual loans, and excellent earnings. Loan production reached $348.0 million and included $131.5 million of second draw PPP loans. More notable, first quarter loan production without PPP was 4% higher than the same quarter a year-ago. Deposit gathering activities in the quarter were very successful as total deposits expanded 4.5% from the prior quarter and 20.2% from a year ago. We continue to benefit from our strategy emphasizing low-cost noninterest-bearing demand deposits, which were the primary driver of deposit growth and now comprise nearly 40% of total deposits. I was also pleased with our ability to tightly manage expenses, as noninterest expense, adjusted for the second draw cost capitalization, was nearly flat on both a sequential quarter and year-over-year basis. In addition, protecting the value of our loan portfolio has remained a top priority throughout the pandemic. We will continue to take the steps needed to manage down nonaccrual loans and we expect continued movement in and out of the criticized loan category in these later stages of the pandemic. Altogether, net income of $16.7 million, or $0.54 per diluted share, expanded significantly and was near an all-time single quarter record for Hanmi.”

Ms. Lee concluded, “As we look ahead in 2021, given our strong capital position, improving credit quality, ongoing expense management and solid loan origination pipeline, I believe Hanmi is well-positioned to generate profitable growth as we emerge from the pandemic and macro-economic conditions continue to improve.”

Quarterly Highlights
(Dollars in thousands, except per share data)

	As of or for the Three Months Ended					Amount Change
	March 31,	December 31,	September 30,	June 30,	March 31,	Q1-21	Q1-21
	2021	2020	2020	2020	2020	vs. Q4-20	vs. Q1-20

Net income	$16,659	$14,326	$16,344	$9,175	$2,350	$2,333	$14,309
Net income per diluted common share	$0.54	$0.47	$0.53	$0.30	$0.08	$0.07	$0.46

Assets	$6,438,401	$6,201,888	$6,106,782	$6,218,163	$5,617,690	$236,513	$820,711
Loans receivable	$4,817,151	$4,880,168	$4,834,137	$4,825,642	$4,543,636	$(63,017)	$273,515
Deposits	$5,509,823	$5,275,008	$5,194,292	$5,209,781	$4,582,068	$234,815	$927,755

Return on average assets	1.08%	0.92%	1.08%	0.63%	0.17%	0.16	0.91
Return on average stockholders' equity	11.63%	10.01%	11.74%	6.73%	1.69%	1.61	9.94

Net interest margin	3.09%	3.13%	3.13%	3.15%	3.36%	-0.04	-0.27
Efficiency ratio (1)	52.92%	55.53%	56.73%	41.51%	61.89%	-2.61	-8.97

Tangible common equity to tangible assets (2)	8.87%	9.13%	9.05%	8.63%	9.65%	-0.26	-0.78
Tangible common equity per common share (2)	$18.59	$18.41	$17.95	$17.47	$17.67	$0.18	$0.92

(1) Noninterest expense divided by net interest income plus noninterest income.
(2) Refer to "Non-GAAP Financial Measures" for further details.

Results of Operations
Net interest income was $46.0 million for the first quarter of 2021 compared with $46.9 million for the fourth quarter of 2020 driven by two days less interest during the quarter. First quarter interest and fees on loans receivable decreased 3.4%, or $1.8 million, from the preceding quarter primarily due to a 10 basis point reduction in average yields. This was offset by a decrease in total interest expense of 19.1%, or $1.4 million, from the preceding quarter driven by a 15 basis point reduction in the average rate paid on interest-bearing deposits. First quarter loan prepayment penalties were $0.3 million compared with $0.8 million for the fourth quarter.

	As of or For the Three Months Ended (in thousands)					Percentage Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-21	Q1-21
Net Interest Income	2021	2020	2020	2020	2020	vs. Q4-20	vs. Q1-20

Interest and fees on loans receivable(1)	$50,614	$52,372	$52,586	$52,230	$54,648	-3.4%	-7.4%
Interest on securities	1,140	1,684	1,972	3,225	3,655	-32.3%	-68.8%
Dividends on FHLB stock	206	206	204	203	289	0.0%	-28.7%
Interest on deposits in other banks	96	97	84	78	333	-1.7%	-71.2%
Total interest and dividend income	$52,056	$54,359	$54,846	$55,736	$58,925	-4.2%	-11.7%

Interest on deposits	3,958	5,331	7,032	8,889	12,742	-25.8%	-68.9%
Interest on borrowings	478	528	582	760	496	-9.4%	-3.7%
Interest on subordinated debentures	1,619	1,623	1,627	1,645	1,712	-0.2%	-5.4%
Total interest expense	6,055	7,482	9,240	11,295	14,950	-19.1%	-59.5%
Net interest income	$46,001	$46,877	$45,606	$44,441	$43,975	-1.9%	4.6%

(1) Includes loans held for sale.

Net interest margin was 3.09% for the first quarter of 2021, down 4 basis points from the prior quarter, as a 13 basis point decline in the yield on earning assets was offset by a 14 basis point decline in the cost of interest-bearing liabilities.

The yield on average earning assets was 3.50% for the first quarter of 2021 compared with 3.63% for the fourth quarter of 2020. The 13 basis point decline was primarily due to a reduction in yields on loans and securities.

The cost of interest-bearing liabilities was 0.69% for the first quarter of 2021 compared with 0.83% for the fourth quarter of 2020. The 15 basis point decline in the cost of interest-bearing deposits drove the lower cost of interest-bearing liabilities.

	For the Three Months Ended (in thousands)					Percentage Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-21	Q1-21
Average Earning Assets and Interest-bearing Liabilities	2021	2020	2020	2020	2020	vs. Q4-20	vs. Q1-20
Loans receivable (1)	$4,843,825	$4,803,238	$4,734,511	$4,680,048	$4,518,395	0.8%	7.2%
Securities	774,022	743,636	696,285	589,932	623,711	4.1%	24.1%
FHLB stock	16,385	16,385	16,385	16,385	16,385	0.0%	0.0%
Interest-bearing deposits in other banks	395,602	392,949	340,486	386,956	104,513	0.7%	278.5%
Average interest-earning assets	$6,029,834	$5,956,208	$5,787,667	$5,673,321	$5,263,004	1.2%	14.6%

Demand: interest-bearing	$102,980	$101,758	$99,161	$92,676	$82,934	1.2%	24.2%
Money market and savings	1,967,012	1,895,830	1,771,615	1,677,081	1,687,013	3.8%	16.6%
Time deposits	1,238,513	1,315,227	1,357,167	1,458,351	1,522,745	-5.8%	-18.7%
Average interest-bearing deposits	3,308,505	3,312,815	3,227,943	3,228,108	3,292,692	-0.1%	0.5%
Borrowings	150,000	150,000	163,364	342,437	130,659	0.0%	14.8%
Subordinated debentures	119,040	118,888	118,733	118,583	118,444	0.1%	0.5%
Average interest-bearing liabilities	$3,577,545	$3,581,703	$3,510,040	$3,689,128	$3,541,795	-0.1%	1.0%

Average Noninterest Bearing Deposits
Demand deposits - noninterest bearing	$1,991,204	$1,935,564	$1,859,832	$1,589,668	$1,333,697	2.9%	49.3%

(1) Includes loans held for sale.

	For the Three Months Ended					Amount Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-21	Q1-21
Average Yields and Rates	2021	2020	2020	2020	2020	vs. Q4-20	vs. Q1-20
Loans receivable(1)	4.24%	4.34%	4.42%	4.49%	4.86%	-0.10	-0.62
Securities (2)	0.59%	0.91%	1.13%	2.19%	2.34%	-0.32	-1.75
FHLB stock	5.10%	5.00%	4.95%	5.00%	7.10%	0.10	-2.00
Interest-bearing deposits in other banks	0.10%	0.10%	0.10%	0.08%	1.28%	0.00	-1.18
Interest-earning assets	3.50%	3.63%	3.77%	3.95%	4.50%	-0.13	-1.00

Interest-bearing deposits	0.49%	0.64%	0.87%	1.11%	1.56%	-0.15	-1.07
Borrowings	1.29%	1.40%	1.42%	0.89%	1.53%	-0.11	-0.24
Subordinated debentures	5.44%	5.46%	5.48%	5.55%	5.78%	-0.02	-0.34
Interest-bearing liabilities	0.69%	0.83%	1.05%	1.23%	1.70%	-0.14	-1.01

Net interest margin (taxable equivalent basis)	3.09%	3.13%	3.13%	3.15%	3.36%	-0.04	-0.27

Cost of deposits	0.30%	0.40%	0.55%	0.74%	1.11%	-0.10	-0.81

(1) Includes loans held for sale.
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

For the first quarter of 2021, credit loss expense was $2.1 million, comprised of a $1.0 million provision for loan losses, a $2.1 million provision for an SBA guarantee repair loss, and a $1.0 million negative provision for losses on off-balance sheet items and accrued interest receivable for modified loans. Credit loss expense for the fourth quarter of 2020 was $5.1 million, comprised of a provision for loan losses of $5.7 million, a negative provision for off-balance sheet items of $2.9 million and a $2.3 million provision for losses on accrued interest receivable for modified loans. At March 31, 2021, accrued interest receivable on current and former modified loans was $6.4 million compared with $9.2 million at December 31, 2020 and the related allowance for estimated losses was $1.2 million and $1.7 million at March 31, 2021 and December 31, 2020, respectively.

First quarter of 2021 noninterest income increased to $9.8 million from $8.8 million for the fourth quarter of 2020, primarily due to a $2.5 million gain on the sale of $108.6 million second draw PPP loans at a net premium to carrying value of 2.35%. This was partially offset by lower other operating income, which was higher in the prior quarter primarily due to a $1.0 million litigation settlement from a failed acquisition and $1.0 million from the disposition of a previously acquired loan. Gains on sales of non-PPP 7(a) SBA loans were $1.7 million for the first quarter of 2021, down from $1.8 million for the preceding quarter. The volume of non-PPP 7(a) SBA loans sold for the first quarter and previous quarter was $18.1 million and $21.6 million, respectively, while trade premiums were 10.66% and 10.09%, respectively.

	For the Three Months Ended (in thousands)					Percentage Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-21	Q1-21
Noninterest Income	2021	2020	2020	2020	2020	vs. Q4-20	vs. Q1-20
Service charges on deposit accounts	$2,357	$2,051	$2,002	$2,032	$2,400	14.9%	-1.8%
Trade finance and other service charges and fees	1,034	1,113	972	961	986	-7.1%	4.8%
Servicing income	846	361	704	855	561	134.3%	50.8%
Bank-owned life insurance income	256	271	289	276	277	-5.5%	-7.6%
All other operating income	841	1,879	806	1,095	845	-55.2%	-0.5%
Service charges, fees & other	5,334	5,675	4,773	5,219	5,069	-6.0%	5.2%

Gain on sale of SBA loans	4,125	1,769	2,324	-	1,154	133.2%	257.6%
Net gain on sales of securities	99	-	-	15,712	-	0.0%	0.0%
Gain on sale of bank premises	-	365	43	-	-	-100.0%	0.0%
Legal settlement	250	1,000	-	-	-	-75.0%	0.0%
Total noninterest income	$9,808	$8,809	$7,140	$20,931	$6,223	11.3%	57.6%

During the first quarter of 2021, noninterest expense decreased 4.5% to $29.5 million from $30.9 million for the fourth quarter primarily due to a $0.5 million decrease in salaries and employee benefits, a $0.5 million reduction in advertising and promotion fees and a $0.4 million reduction in professional fees, offset partially by $0.2 million decrease from prior quarter net expenses for impairments of bank properties, other real estate owned and repossessed personal property. The decrease in salaries and benefits reflects $1.4 million in capitalized costs from second draw PPP originations, offset partially by higher incentive compensation expense. The efficiency ratio improved to 52.92% in the first quarter from 55.53% in the prior quarter. Excluding the gains and capitalized costs for second draw PPP loan originations, the efficiency ratio was 58.07%.

	For the Three Months Ended (in thousands)					Percentage Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-21	Q1-21
	2021	2020	2020	2020	2020	vs. Q4-20	vs. Q1-20
Noninterest Expense
Salaries and employee benefits	$16,820	$17,344	$17,194	$14,701	$17,749	-3.0%	-5.2%
Occupancy and equipment	4,595	4,651	4,650	4,508	4,475	-1.2%	2.7%
Data processing	2,926	2,989	2,761	2,804	2,669	-2.1%	9.6%
Professional fees	1,447	1,846	1,794	1,545	1,915	-21.6%	-24.4%
Supplies and communication	757	759	698	858	781	-0.3%	-3.1%
Advertising and promotion	359	888	594	456	734	-59.6%	-51.1%
All other operating expenses	2,378	2,006	2,553	2,655	2,722	18.6%	-12.6%
subtotal	29,282	30,483	30,244	27,527	31,045	-3.9%	-5.7%

Other real estate owned expense (income)	221	310	(116)	(191)	2	-28.7%	10950.0%
Repossessed personal property expense (income)	32	(71)	(204)	(198)	21	145.1%	52.4%
Impairment loss on bank premises	-	201	-	-	-	-100.0%	0.0%
Total noninterest expense	$29,535	$30,923	$29,924	$27,138	$31,068	-4.5%	-4.9%

Financial Position
Total assets were $6.44 billion at March 31, 2021, a 3.8% increase from $6.20 billion at December 31, 2020 driven by higher cash balances associated with the continued influx of additional customer noninterest-bearing deposits.

Loans receivable, before the allowance for credit losses, were $4.82 billion at March 31, 2021, down 1.3% from $4.88 billion at December 31, 2020. Loans held for sale representing the guaranteed portion of SBA 7(a) loans were $10.9 million at the end of the first quarter, compared with $8.6 million at the end of the fourth quarter. Loans held for sale also included $21.7 million in second draw PPP loans.

	As of (in thousands)					Percentage Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-21	Q1-21
	2021	2020	2020	2020	2020	vs. Q4-20	vs. Q1-20
Loan Portfolio
Commercial real estate loans	$3,372,287	$3,353,818	$3,264,447	$3,266,242	$3,187,189	0.6%	5.8%
Residential/consumer loans	328,229	345,831	370,883	366,190	391,206	-5.1%	-16.1%
Commercial and industrial loans	707,073	757,255	765,484	730,399	472,714	-6.6%	49.6%
Leases	409,562	423,264	433,323	462,811	492,527	-3.2%	-16.8%
Loans receivable	4,817,151	4,880,168	4,834,137	4,825,642	4,543,636	-1.3%	6.0%
Loans held for sale	32,674	8,568	12,834	17,942	-	281.3%	NM
Total	$4,849,825	$4,888,736	$4,846,971	$4,843,584	$4,543,636	-0.8%	6.7%

Commercial and industrial loans, which included $256.5 million of SBA guaranteed first draw PPP loans comprised 14.7% of the portfolio at March 31, 2021, up from 10.4% a year ago.

Hanmi generated solid loan production volume with approximately $131.5 million of second draw PPP loans originated during the quarter. New loan production totaled $348.0 million at an average rate of 2.90% (4.05% excluding second draw PPP loan production), partially offset by $303.3 million of loans paid-off or sold during the quarter at an average rate of 2.66% (4.73% excluding PPP loan sales and pay-offs).

	For the Three Months Ended (in thousands)
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2021	2020	2020	2020	2020
New Loan Production
Commercial real estate loans	$103,051	$187,050	$99,618	$129,432	$109,433
Commercial and industrial loans	42,255	71,412	78,594	61,114	18,237
SBA loans	155,908	27,516	31,335	328,274	23,422
Leases receivable	34,055	39,830	21,271	15,279	56,849
Residential/consumer loans	12,722	2,011	25,766	10	714
subtotal	347,991	327,819	256,584	534,109	208,655

Payoffs	(166,730)	(160,006)	(139,797)	(67,537)	(122,686)
Amortization	(94,852)	(78,632)	(66,907)	(90,678)	(95,414)
Loan sales	(136,590)	(21,580)	(36,068)	-	(18,352)
Net line utilization	(9,331)	(18,815)	(2,199)	(92,230)	(11,242)
Charge-offs & OREO	(3,505)	(2,755)	(3,118)	(1,658)	(27,473)

Loans receivable-beginning balance	4,880,168	4,834,137	4,825,642	4,543,636	4,610,148
Loans receivable-ending balance	$4,817,151	$4,880,168	$4,834,137	$4,825,642	$4,543,636

Deposits totaled $5.51 billion at the end of the first quarter, compared with $5.28 billion at the end of the preceding quarter. Growth was primarily driven by an increase in noninterest-bearing demand deposits and to a lesser extent increases in money market and savings deposits and interest-bearing demand deposits, partially offset by a reduction in time deposits. At March 31, 2021, the loan-to-deposit ratio was 87.4% compared with 92.5% at the end of the previous quarter. The increase in noninterest-bearing deposits reflects growth from new and existing customer relationships as well as increases from second draw PPP loans and similar economic stimulus activities.

	As of (in thousands)					Percentage Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-21	Q1-21
	2021	2020	2020	2020	2020	vs. Q4-20	vs. Q1-20
Deposit Portfolio
Demand: noninterest-bearing	$2,174,624	$1,898,766	$1,961,006	$1,865,213	$1,366,270	14.5%	59.2%
Demand: interest-bearing	111,362	100,617	100,155	96,941	87,313	10.7%	27.5%
Money market and savings	2,029,824	1,991,926	1,794,627	1,812,612	1,648,022	1.9%	23.2%
Time deposits	1,194,013	1,283,699	1,338,504	1,435,015	1,480,463	-7.0%	-19.3%
Total deposits	$5,509,823	$5,275,008	$5,194,292	$5,209,781	$4,582,068	4.5%	20.2%

At March 31, 2021, stockholders’ equity was $581.8 million, compared with $577.0 million at December 31, 2020. During the first quarter Hanmi purchased 55,000 shares of common stock under the previously authorized stock repurchase program at an average price of $17.20 per share. Tangible common stockholders’ equity was $570.3 million, or 8.87% of tangible assets, at March 31, 2021 compared with $565.4 million, or 9.13% of tangible assets at the end of the fourth quarter. The ratio of tangible common equity to tangible assets excluding the $278.2 million of first and second draw PPP loans was 9.27% at March 31, 2021. Tangible book value per share increased to $18.59 at March 31, 2021 from $18.41 at the end of the prior quarter.

Hanmi continues to be well capitalized for regulatory purposes, with a preliminary Tier 1 risk-based capital ratio of 11.76% and a Total risk-based capital ratio of 14.96% at March 31, 2021, versus 11.93% and 15.21%, respectively, at the end of the fourth quarter of 2020.

	As of					Amount Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-21	Q1-21
	2021	2020	2020	2020	2020	vs. Q4-20	vs. Q1-20
Regulatory Capital ratios (1)
Hanmi Financial
Total risk-based capital	14.96%	15.21%	15.16%	14.85%	14.77%	-0.25	0.19
Tier 1 risk-based capital	11.76%	11.93%	11.85%	11.55%	11.52%	-0.17	0.24
Common equity tier 1 capital	11.36%	11.52%	11.43%	11.12%	11.09%	-0.16	0.27
Tier 1 leverage capital ratio	9.60%	9.49%	9.53%	9.69%	9.91%	0.11	-0.31
Hanmi Bank
Total risk-based capital	14.70%	14.86%	14.77%	14.41%	14.29%	-0.16	0.41
Tier 1 risk-based capital	13.45%	13.60%	13.51%	13.15%	13.12%	-0.15	0.33
Common equity tier 1 capital	13.45%	13.60%	13.51%	13.15%	13.12%	-0.15	0.33
Tier 1 leverage capital ratio	10.99%	10.83%	10.88%	11.04%	11.35%	0.16	-0.36

(1) Preliminary ratios for March 31, 2021

Asset Quality
Loans and leases 30 to 89 days past due and still accruing were 0.14% of loans and leases at the end of the first quarter of 2021, compared with 0.19% at the end of the fourth quarter.

Special mention loans were $96.1 million at the end of the first quarter compared with $77.0 million at December 31, 2020. The quarter over quarter change reflects additions of $33.8 million and reductions (comprising upgrades, downgrades and payments) of $14.7 million. The March 31, 2021 balance of special mention loans included $72.0 million of loans adversely affected by the pandemic.

Classified loans were $147.4 million at March 31, 2021 compared with $140.2 million at the end of the fourth quarter. The quarter-over-quarter change reflects additions of $28.5 million and reductions (comprising upgrades, payments, sales, and charge-offs) of $21.3 million. At March 31, 2021, classified loans included $69.5 million of loans adversely affected by the COVID-19 pandemic.

Nonperforming loans were $55.1 million at the end of the first quarter of 2021, or 1.14% of loans, compared with $83.0 million at the end of the fourth quarter, or 1.70% of the portfolio. The quarter-over-quarter change reflects additions of $2.7 million and reductions (comprising upgrades, payments, sales, and charge-offs) of $30.6 million. At March 31, 2021, nonperforming loans included $21.0 million of loans and leases adversely affected by the COVID-19 pandemic.

Nonperforming assets were $56.6 million at the end of the first quarter of 2021, or 0.88% of total assets, compared with $85.4 million, or 1.38% of assets, at the end of the prior quarter.

Loans modified under the CARES Act declined 25% to $116.4 million at March 31, 2021 from $155.6 million at December 31, 2020. Approximately 10.6%, or $12.3 million, of modified loans are currently under deferred payment arrangements, with the remainder making payments that are less than the contractually required amount. Of the modified loan portfolio, 43.6% were special mention and 15.6% were classified. In addition, 7.1% were on nonaccrual status at March 31, 2021.

Gross charge-offs for the first quarter of 2021 were $3.5 million compared with $2.8 million for the preceding quarter. Recoveries of previously charged-off loans for the first quarter of 2021 were $0.5 million compared with $0.8 million for the preceding quarter. As a result, there were net charge-offs of $3.0 million for the first quarter of 2021, compared with net charge-offs of $1.9 million for the preceding quarter. For the first quarter of 2021, net charge-offs represented an annualized 0.25% of average loans compared with 0.16% of average loans for the fourth quarter.

The allowance for credit losses was $88.4 million as of March 31, 2021 generating an allowance for credit losses to loans of 1.83% (1.94% excluding the PPP loans) compared with 1.85% (1.97% excluding the PPP loans) at the end of the prior quarter. Although macroeconomic assumptions continue to improve, the risk factors associated with the impact of the COVID-19 pandemic on the Bank’s loan portfolio continue to be considered in establishing the allowance for credit losses.

	As of or for the Three Months Ended (in thousands)					Amount Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-21	Q1-21
	2021	2020	2020	2020	2020	vs. Q4-20	vs. Q1-20
Asset Quality Data and Ratios

Delinquent loans:
Loans, 30 to 89 days past due and still accruing	$6,926	$9,473	$9,428	$9,984	$10,001	$(2,547)	$(3,075)
Delinquent loans to total loans	0.14%	0.19%	0.20%	0.21%	0.22%	-0.05	-0.08

Criticized loans:
Special mention	$96,057	$76,978	$57,105	$21,134	$20,945	$19,079	$75,112
Classified	147,426	140,168	106,211	93,922	88,225	7,258	59,201
Total criticized loans	$243,483	$217,146	$163,316	$115,056	$109,170	$26,337	$134,313

Nonperforming assets:
Nonaccrual loans	$55,058	$83,032	$64,333	$58,264	$46,383	$(27,974)	$8,675
Loans 90 days or more past due and still accruing	-	-	-	-	5,843	-	(5,843)
Nonperforming loans	55,058	83,032	64,333	58,264	52,226	(27,974)	2,832
Other real estate owned, net	1,545	2,360	1,052	148	63	(815)	1,482
Nonperforming assets	$56,603	$85,392	$65,385	$58,412	$52,289	$(28,789)	$4,314

Nonperforming loans to total loans	1.14%	1.70%	1.33%	1.21%	1.15%
Nonperforming assets to assets	0.88%	1.38%	1.07%	0.94%	0.93%

Allowance for credit losses:
Balance at beginning of period	$90,426	$86,620	$86,330	$66,500	$61,408
Impact of CECL adoption	-	-	-	-	17,433
Credit loss expense on loans	964	5,731	696	21,131	14,916
Net loan (charge-offs) recoveries	(2,998)	(1,925)	(406)	(1,301)	(27,257)
Balance at end of period	$88,392	$90,426	$86,620	$86,330	$66,500

Net loan charge-offs to average loans (1)	0.25%	0.16%	0.03%	0.11%	2.41%
Allowance for credit losses to loans	1.83%	1.85%	1.79%	1.79%	1.46%

Allowance for credit losses related to off-balance sheet items:
Balance at beginning of period	$2,791	$5,689	$6,347	$2,885	$2,397
Impact of CECL adoption	-	-	-	-	(335)
Credit loss expense on off-balance sheet items	(450)	(2,898)	(658)	3,462	823
Balance at end of period	$2,341	$2,791	$5,689	$6,347	$2,885

Allowance for Losses on Accrued Interest Receivable:
Balance at beginning of period	$1,666	$-	$-	$-	$-
Interest reversal for loans placed on nonaccrual	-	(584)	-	-	-
Credit loss expense on interest accrued on CARES Act modifications	(470)	2,250	-	-	-
Balance at end of period	$1,196	$1,666	$-	$-	$-

Commitments to extend credit	$463,841	$453,899	$444,782	$486,852	$375,233

(1) Annualized

Corporate Developments
On January 28, 2021 Hanmi’s Board of Directors declared a cash dividend on its common stock for the 2021 first quarter of $0.10 per share. The dividend was paid on February 24, 2021 to stockholders of record as of the close of business on February 8, 2021.

Conference Call
Management will host a conference call today, April 27, 2021 at 2:00 p.m. PT (5:00 p.m. ET) to discuss these results. This call will also be broadcast live via the internet. Investment professionals and all current and prospective stockholders are invited to access the live call by dialing 1-877- 407-9039 before 2:00 p.m. PT, using access code HANMI. To listen to the call online, either live or archived, visit the Investor Relations page of Hanmi’s website at www.hanmi.com.

About Hanmi Financial Corporation
Headquartered in Los Angeles, California, Hanmi Financial Corporation owns Hanmi Bank, which serves multi-ethnic communities through its network of 35 full-service branches and 9 loan production offices in California, Texas, Illinois, Virginia, New Jersey, New York, Colorado, Washington and Georgia. Hanmi Bank specializes in real estate, commercial, SBA and trade finance lending to small and middle market businesses. Additional information is available at www.hanmi.com.

Forward-Looking Statements
This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward–looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, plans and objectives of management for future operations, developments regarding our capital and strategic plans, and other similar forecasts and statements of expectation and statements of assumption underlying any of the foregoing. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that our forward-looking statements to be reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statements. These factors include the following:

  a failure to maintain adequate levels of capital and liquidity to support our operations;
  the effect of potential future supervisory action against us or Hanmi Bank;
  our ability to remediate any material weakness in our internal controls over financial reporting;
  general economic and business conditions internationally, nationally and in those areas in which we operate;
  volatility and deterioration in the credit and equity markets;
  changes in consumer spending, borrowing and savings habits;
  availability of capital from private and government sources;
  demographic changes;
  competition for loans and deposits and failure to attract or retain loans and deposits;
  fluctuations in interest rates and a decline in the level of our interest rate spread;
  risks of natural disasters;
  a failure in or breach of our operational or security systems or infrastructure, including cyberattacks;
  the failure to maintain current technologies;
  our inability to successfully implement future information technology enhancements;
  difficult business and economic conditions that can adversely affect our industry and business, including competition and lack of soundness of other financial institutions, fraudulent activity and negative publicity;
  risks associated with Small Business Administration loans;
  failure to attract or retain key employees;
  our ability to access cost-effective funding;
  fluctuations in real estate values;
  changes in accounting policies and practices;
  the imposition of tariffs or other domestic or international governmental policies impacting the value of the products of our borrowers;
  changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums;
  the ability of Hanmi Bank to make distributions to Hanmi Financial Corporation, which is restricted by certain factors, including Hanmi Bank’s retained earnings, net income, prior distributions made, and certain other financial tests;
  the adequacy of our allowance for credit losses;
  our credit quality and the effect of credit quality on our provision for loan losses and allowance for credit losses;
  changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements;
  our ability to control expenses;
  changes in securities markets; and
  risks as it relates to cyber security against our information technology and those of our third-party providers and vendors.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and whether the continued reopening of businesses will result in a meaningful increase in economic activity. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

  demand for our products and services may decline;
  if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase;
  collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
  our allowance for credit losses may have to be increased if borrowers experience financial difficulties;
  a worsening of business and economic conditions or in the financial markets could result in an impairment of certain intangible assets, such as goodwill or our servicing assets;
  the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
  a material decrease in net income or a net loss over several quarters could result in a decrease in the rate of our quarterly cash dividend;
  litigation, regulatory enforcement risk and reputation risk regarding our participation in the Paycheck Protection Program and the risk that the Small Business Administration may not fund some or all PPP loan guaranties;
  our cyber security risks are increased as the result of an increase in the number of employees working remotely;
  FDIC premiums may increase if the agency experiences additional resolution costs; and
  the unanticipated loss or unavailability of key employees due to the outbreak, which could harm our ability to operate our business or execute our business strategy, especially as we may not be successful in finding and integrating suitable replacements.

In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission, including, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that we will file hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

Investor Contacts:
Romolo (Ron) Santarosa
Senior Executive Vice President & Chief Financial Officer
213-427-5636

Lasse Glassen
Investor Relations / Addo Investor Relations
310-829-5400

Hanmi Financial Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(In thousands)

	March 31,	December 31,	Percentage	March 31,	Percentage
	2021	2020	Change	2020	Change
Assets
Cash and due from banks	$646,445	$391,849	65.0%	$290,546	122.5%
Securities available for sale, at fair value	780,114	753,781	3.5%	622,206	25.4%
Loans held for sale, at the lower of cost or fair value	32,674	8,568	281.3%	-	-
Loans receivable, net of allowance for credit losses	4,728,759	4,789,742	-1.3%	4,477,137	5.6%
Accrued interest receivable	14,806	16,363	-9.5%	11,536	28.4%
Premises and equipment, net	26,398	26,431	-0.1%	26,374	0.1%
Customers' liability on acceptances	735	1,319	-44.3%	102	620.2%
Servicing assets	6,150	6,212	-1.0%	6,727	-8.6%
Goodwill and other intangible assets, net	11,558	11,612	-0.5%	11,808	-2.1%
Federal Home Loan Bank ("FHLB") stock, at cost	16,385	16,385	0.0%	16,385	0.0%
Bank-owned life insurance	54,150	53,894	0.5%	53,058	2.1%
Prepaid expenses and other assets	120,227	125,732	-4.4%	101,813	18.1%
Total assets	$6,438,401	$6,201,888	3.8%	$5,617,690	14.6%

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$2,174,624	$1,898,766	14.5%	$1,366,270	59.2%
Interest-bearing	3,335,199	3,376,242	-1.2%	3,215,797	3.7%
Total deposits	5,509,823	5,275,008	4.5%	4,582,068	20.2%
Accrued interest payable	2,352	4,564	-48.5%	9,693	-75.7%
Bank's liability on acceptances	735	1,319	-44.3%	102	621.0%
Borrowings	150,000	150,000	0.0%	300,000	-50.0%
Subordinated debentures	119,124	118,972	0.1%	118,523	0.5%
Accrued expenses and other liabilities	74,545	74,981	-0.6%	54,347	37.2%
Total liabilities	5,856,579	5,624,844	4.1%	5,064,732	15.6%

Stockholders' equity:
Common stock	33	33	0.0%	33	0.0%
Additional paid-in capital	578,958	578,360	0.1%	576,585	0.4%
Accumulated other comprehensive income	(5,293)	3,076	-272.1%	11,867	-144.6%
Retained earnings	128,211	114,621	11.9%	83,355	53.8%
Less treasury stock	(120,087)	(119,046)	-0.9%	(118,882)	-1.0%
Total stockholders' equity	581,822	577,044	0.8%	552,958	5.2%
Total liabilities and stockholders' equity	$6,438,401	$6,201,888	3.8%	$5,617,690	14.6%

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended
	March 31,	December 31,	Percentage	March 31,	Percentage
	2021	2020	Change	2020	Change
Interest and dividend income:
Interest and fees on loans receivable	$50,614	$52,372	-3.4%	$54,648	-7.4%
Interest on securities	1,140	1,684	-32.3%	3,655	-68.8%
Dividends on FHLB stock	206	206	0.0%	289	-28.7%
Interest on deposits in other banks	96	97	-1.7%	333	-71.2%
Total interest and dividend income	52,056	54,359	-4.2%	58,925	-11.7%
Interest expense:
Interest on deposits	3,958	5,331	-25.8%	12,742	-68.9%
Interest on borrowings	478	528	-9.4%	496	-3.7%
Interest on subordinated debentures	1,619	1,623	-0.2%	1,712	-5.4%
Total interest expense	6,055	7,482	-19.1%	14,950	-59.5%
Net interest income before credit loss expense	46,001	46,877	-1.9%	43,975	4.6%
Credit loss expense	2,109	5,083	-58.5%	15,739	-86.6%
Net interest income after credit loss expense	43,892	41,794	5.0%	28,235	55.4%
Noninterest income:
Service charges on deposit accounts	2,357	2,051	14.9%	2,400	-1.8%
Trade finance and other service charges and fees	1,034	1,113	-7.1%	986	4.8%
Gain on sale of Small Business Administration ("SBA") loans	4,125	1,769	133.2%	1,154	257.6%
Net gain on sales of securities	99	-	-	-	-
Other operating income	2,193	3,876	-43.4%	1,684	30.2%
Total noninterest income	9,808	8,809	11.3%	6,224	57.6%
Noninterest expense:
Salaries and employee benefits	16,820	17,344	-3.0%	17,749	-5.2%
Occupancy and equipment	4,595	4,651	-1.2%	4,475	2.7%
Data processing	2,926	2,989	-2.1%	2,669	9.6%
Professional fees	1,447	1,846	-21.6%	1,915	-24.5%
Supplies and communications	757	759	-0.3%	781	-3.1%
Advertising and promotion	359	888	-59.6%	734	-51.1%
Other operating expenses	2,631	2,446	7.6%	2,745	-4.1%
Total noninterest expense	29,535	30,923	-4.5%	31,068	-4.9%
Income before tax	24,165	19,680	22.8%	3,391	612.6%
Income tax expense	7,506	5,354	40.2%	1,041	621.0%
Net income	$16,659	$14,326	16.3%	$2,350	608.8%

Basic earnings per share:	$0.54	$0.47		$0.08
Diluted earnings per share:	$0.54	$0.47		$0.08

Weighted-average shares outstanding:
Basic	30,461,681	30,466,723		30,469,022
Diluted	30,464,389	30,466,723		30,472,899
Common shares outstanding	30,682,533	30,717,835		30,622,741

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited)
(In thousands, except ratios)

	Three Months Ended
	March 31, 2021			December 31, 2020			March 31, 2020
		Interest	Average		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans receivable (1)	$4,843,825	$50,614	4.24%	$4,803,238	$52,372	4.34%	$4,518,395	$54,648	4.86%
Securities	774,022	1,140	0.59%	743,636	1,684	0.91%	623,711	3,655	2.34%
FHLB stock	16,385	206	5.10%	16,385	206	5.00%	16,385	289	7.10%
Interest-bearing deposits in other banks	395,602	96	0.10%	392,949	97	0.10%	104,513	333	1.28%
Total interest-earning assets	6,029,834	52,056	3.50%	5,956,208	54,359	3.63%	5,263,004	58,925	4.50%

Noninterest-earning assets:
Cash and due from banks	56,666			58,541			97,896
Allowance for credit losses	(89,681)			(86,160)			(61,054)
Other assets	233,146			241,405			204,807

Total assets	$6,229,965			$6,169,994			$5,504,653

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$102,980	$14	0.05%	$101,758	$14	0.05%	$82,934	$21	0.10%
Money market and savings	1,967,012	1,479	0.30%	1,895,830	1,737	0.36%	1,687,013	4,780	1.14%
Time deposits	1,238,513	2,465	0.81%	1,315,227	3,581	1.08%	1,522,745	7,942	2.10%
Total interest-bearing deposits	3,308,505	3,958	0.49%	3,312,815	5,332	0.64%	3,292,692	12,743	1.56%
Borrowings	150,000	478	1.29%	150,000	529	1.40%	130,659	496	1.53%
Subordinated debentures	119,040	1,619	5.44%	118,888	1,623	5.46%	118,444	1,712	5.78%
Total interest-bearing liabilities	3,577,545	6,055	0.69%	3,581,703	7,484	0.83%	3,541,795	14,951	1.70%

Noninterest-bearing liabilities and equity:
Demand deposits: noninterest-bearing	1,991,204			1,935,564			1,333,697
Other liabilities	80,060			83,414			69,205
Stockholders' equity	581,156			569,313			559,956

Total liabilities and stockholders' equity	$6,229,965			$6,169,994			$5,504,653

Net interest income (tax equivalent basis)		$46,001			$46,875			$43,974

Cost of deposits			0.30%			0.40%			1.11%
Net interest spread (taxable equivalent basis)			2.81%			2.80%			2.80%
Net interest margin (taxable equivalent basis)			3.09%			3.13%			3.36%

(1) Includes average loans held for sale

Non-GAAP Financial Measures

Tangible Common Equity to Tangible Assets Ratio

Tangible common equity to tangible assets ratio is supplemental financial information determined by a method other than in accordance with U.S. generally accepted accounting principles (“GAAP”). This non-GAAP measure is used by management in the analysis of Hanmi’s capital strength. Tangible common equity is calculated by subtracting goodwill and other intangible assets from stockholders’ equity. Banking and financial institution regulators also exclude goodwill and other intangible assets from stockholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the capital strength of Hanmi. This disclosure should not be viewed as a substitution for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

Tangible Common Equity to Tangible Assets Ratio (Unaudited)
(In thousands, except share, per share data and ratios)

	March 31,	December 31,	September 30,	June 30,	March 31,
Hanmi Financial Corporation	2021	2020	2020	2020	2020
Assets	$6,438,401	$6,201,888	$6,106,782	$6,218,163	$5,617,690
Less goodwill and other intangible assets	(11,558)	(11,612)	(11,677)	(11,742)	(11,808)
Tangible assets	$6,426,843	$6,190,276	$6,095,105	$6,206,421	$5,605,882

Stockholders' equity (1)	$581,822	$577,044	$563,203	$547,436	$552,958
Less goodwill and other intangible assets	(11,558)	(11,612)	(11,677)	(11,742)	(11,808)
Tangible stockholders' equity (1)	$570,264	$565,432	$551,526	$535,694	$541,150

Stockholders' equity to assets	9.04%	9.30%	9.22%	8.80%	9.84%
Tangible common equity to tangible assets (1)	8.87%	9.13%	9.05%	8.63%	9.65%

Common shares outstanding	30,682,533	30,717,835	30,719,591	30,657,629	30,622,741
Tangible common equity per common share	$18.59	$18.41	$17.95	$17.47	$17.67

(1) There were no preferred shares outstanding at the periods indicated.

Paycheck Protection Program

In response to the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was adopted, which included authorization for the U.S. Small Business Administration (the “SBA”) to introduce a new program, entitled the “Paycheck Protection Program,” which provides loans for eligible businesses through the SBA’s 7(a) loan guaranty program. These loans are fully guaranteed and available for loan forgiveness of up to the full principal amount so long as certain employee and compensation levels of the business are maintained and the proceeds of the loan are used as required under the program. The Paycheck Protection Program (“PPP”) and loan forgiveness are intended to provide economic relief to small businesses nationwide adversely impacted under the COVID-19 pandemic.

Hanmi participated in this program and the financial information for the 2021 first quarter reflects this participation. This table below shows financial information excluding the effect of the origination of the PPP loans, including the corresponding interest income earned on such loans, which constitutes a non-GAAP measure. Management believes the presentation of certain financial measures excluding the effect of PPP loans provides useful supplemental information that is essential to a proper understanding of the financial condition and results of operations of Hanmi. This disclosure should not be viewed as a substitution for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP financial measures that may be used by other companies.

PPP Non-GAAP Financial Data (Unaudited)
(In thousands, except ratios)

	As of March 31, 2021	As of December 31, 2020

Tangible assets	6,426,843	6,190,276
Less first and second draw PPP loans	(278,200)	(295,702)
Tangible assets adjusted for PPP loans	$6,148,643	$5,894,574

Tangible stockholders' equity	570,264	565,432

Tangible common equity to tangible assets (1)	8.87%	9.13%
Tangible common equity to tangible assets adjusted for PPP loans (1)	9.27%	9.59%

(1) There were no preferred shares outstanding at December 31, or September 30, 2020

Allowance for credit losses	88,392	90,426

Loans receivable	4,817,151	4,880,168
Less first draw PPP loans	(256,457)	(295,702)
Loans receivable adjusted for PPP loans	$4,560,694	$4,584,466

Allowance for credit losses to loans receivable	1.83%	1.85%
Allowance for credit losses to loans receivable adjusted for PPP loans	1.94%	1.97%

	For the Three Months Ended March 31, 2021
Net interest income	$46,001
Less PPP loan interest income	(1,865)
Net interest income adjusted for PPP loans	$44,136

Average interest-earning assets	6,029,834
Less average PPP loans	(308,543)
Average interest-earning assets adjusted for PPP loans	$5,721,291

Net interest margin (1)	3.09%
Net interest margin adjusted for PPP loans (1)	3.13%

(1) net interest income (as applicable) divided by average interest-earning assets (as applicable), annualized

Noninterest expense	29,535
Less PPP deferred origination costs	1,390
Noninterest expense adjusted for PPP loans	$30,925

Net interest income plus noninterest income	$55,809
Less securities and PPP gains	(2,553)
Net interest income plus noninterest income adjusted for securities and PPP gains	$53,256

Efficiency ratio (1)	52.92%
Efficiency ratio adjusted for PPP loans and securities gains (1)	58.07%

(1) noninterest expense (as applicable) divided by the sum of net interest income and noninterest income (as applicable)